Exhibit 10.27a.
                                                           No. 1

                    ADDENDUM TO INVESTMENT BANKING AGREEMENT


This Addendum to the June 17th Investment Banking Agreement by and between Delta Mutual, Inc. and T & T Vermogensverwaltungs AG, is effective this 3rd day of August, 2005 and modifies as follows:

Paragraph

      (1) The First Tranche shall take the form of a private placement of $1,500,000, to be completed by August 31, 2005. All other conditions as per item No. 1 remain as per the June 17, 2005 Agreement.

               "COMPENSATION" paragraph is replaced in its entirely as follows:
              Delta agrees to compensate T&T as described in this paragraph but only if investors who are introduced by T&T actually provide funding to Delta. In such event, Delta agrees to pay or cause to be paid a cash fee equal to up to twenty percent (20%) of the cash proceeds received by Delta on the next $820,000, plus one million, four hundred and thirty thousand shares (1,430,000) of restricted common stock. The foregoing sentence not withstanding, T&T, at its sole option, may deduct any cash compensation due to it under this section of the Agreement from the gross proceeds due to Delta from the placement of private equity in accordance with this Agreement. Subsequent to receipt of the next $820,000, the cash fee will reduce to 12% on all future funding and no restricted common shares.

              The foregoing paragraph notwithstanding, Delta is under no obligation to accept any offer for investment brought to Delta by T&T and T&T acknowledges that it cannot control any decisions made by Delta, including the decision by Delta (at its sole discretion) to refuse any investors or investment proposals provided by T&T under this Agreement.



T&T Vermogensverwaltungs, AG (T&T)           Delta Mutual, Inc.

       /s/ Ivano Angelastri                         /s/ Peter Russo
By: ________________________                 By: _________________________
        Ivano Angelastri                             Peter F. Russo
        President                                    President & CEO